Exhibit 99.1

Important Notice Concerning Limitations on Trading in Trane Inc. Common Stock

1. This notice is to inform you that two new accounts will be created under the Trane Inc. Savings Plan and the Trane Inc. Employee Stock Ownership Plan (the “Plans”) to receive the consideration payable in respect of the shares of Trane Inc. (“Trane”) in connection with the acquisition of Trane by Ingersoll-Rand Company Limited (“IR”). The consideration will be in the form of cash and shares of IR. The Plans will be receiving the merger consideration for all Trane shares held in the Plans. The cash consideration will be allocated to a Transitional Unit fund and will be initially invested in a money market fund. The IR shares will be allocated to the IR Unit Stock fund. Over a period of time, the plans will use the cash in the Transitional Unit fund to purchase IR shares and, when the Transitional Unit fund contains mainly IR shares with only that amount of cash left to maintain sufficient liquidity, the Transitional Unit fund will be merged into the respective IR Unit Stock fund.

2. As a result of these changes, there will be a “blackout period” during which you will be unable to perform any transactions involving Trane or IR stock under the Plans, including: exchanges in or out of Trane or IR stock, withdrawals of Trane or IR stock, transfers involving Trane or IR stock, including, but not limited to, Qualified Domestic Relations Order transfers or transfers to a beneficiary. In addition no contributions to the Trane or IR Unit Stock funds can take place during the blackout period.

3. The blackout period for the Plans is expected to begin during the week of June 2, 2008 and end during the week of June 9, 2008. During these weeks, you can determine whether the blackout period has started or ended by calling Fidelity’s toll-free number of 1-800-209-4015 or accessing the NetBenefits web site (www.netbenefits.com).

4 .Generally, during the blackout period, you are prohibited from directly or indirectly purchasing equity securities of Trane or IR and from selling or otherwise transferring any equity security of Trane or IR that you acquired in connection with your service as an executive officer or director. “Equity securities” are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest.

5. The prohibition covers securities acquired “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, or a restricted stock grant) or as a direct or indirect inducement to employment or joining the Trane Board of Directors. Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

6. If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction and you could be subject to other penalties. The rules summarized above are complex and there are limited exemptions from the restrictions described in this notice. If you have any questions concerning this notice, you should contact Mark Cresitello by telephone at (732) 980-6000 or in writing at P.O. Box 6820, One Centennial Avenue, Piscataway, NJ 08855.